Exhibit 19.1

OPKO HEALTH, INC.

Related Party Transaction Policies and Procedures

(Revised May 3, 2022)

Policy

OPKO Health, Inc. (the “Company”) recognizes that “Related Party Transactions” (as defined below) may raise questions as to whether those transactions are consistent with the best interests of the Company. It is the Company's policy to enter into or ratify Related Party Transactions only when the Board of Directors, acting through the Audit Committee or as otherwise described herein, determines that the Related Party Transaction in question is in, or is not inconsistent with, the best interests of the Company. This may include situations where the Company may obtain products or services of a nature, quantity or quality, or on terms, that are not readily available from alternative sources or when the Company provides products or services to “Related Persons” (as defined below) on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Therefore, the Company has adopted the procedures set forth below for the review, approval or ratification of Related Party Transactions.

This policy has been approved by the Board of Directors, and shall be administered by the Audit Committee of the Board of Directors (the “Committee”). The Committee will review and may amend this policy from time to time.

Procedures

The Committee will review the material facts of all Related Party Transactions that require the Committee’s approval and either approve or disapprove of the entry into the Related Party Transaction, subject to the exceptions described below. If advance Committee approval of a Related Party Transaction is not feasible, then the Related Party Transaction will be considered and, if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. In the event that the Company proceeds with a Related Party transaction without advance approval, then the terms of such Related Party Transaction must permit termination by the Company without further material obligation in the event that Committee ratification is not forthcoming at the Committee’s next regularly scheduled meeting.

In determining whether to approve or ratify a Related Party Transaction, the Committee will take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction.

The Committee has reviewed the Related Party Transactions described below in “Standing Pre-Approval for Certain Related Party Transactions” and determined that each of the Related Party Transactions described therein will be deemed to be pre-approved or ratified (as applicable) by the Committee under the terms of this policy.

In connection with each regularly scheduled meeting of the Committee, a summary of each Related Party Transaction deemed pre-approved pursuant to paragraph (3) or (4) under “Standing Pre-Approval for Certain Related Party Transactions” below will be provided to the Committee for its review.

No director may participate in any discussion or approval of a Related Party Transaction for which he or she is a Related Person, except that the director must provide all material information concerning the Related Party Transaction to the Committee. If a Related Party Transaction will be ongoing, the Committee may in its discretion establish guidelines for the Company’s management to follow in its ongoing dealings with the Related Person. In such event, the Committee should periodically review and assess ongoing relationships with the Related Person to see that they are in compliance with the Committee’s guidelines and that the Related Party Transaction remains appropriate.

The Committee will provide periodic updates to the Board of Directors on Related Party Transactions.

Definitions

“Related Party Transaction” means any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest.

For purposes of this Policy, a “Related Person” means:

1.    any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

2.    any person who is known to be the beneficial owner of more than 5% of any class of the Company's voting securities or securities exchangeable for the Company’s securities;

3.    any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and

4.    any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

Standing Pre-Approval for Certain Related Party Transactions

The Committee has reviewed the types of Related Party Transactions described below and determined that each of the following Related Party Transactions will be deemed to be pre-approved by the Committee, even if the aggregate amount involved will exceed $120,000.

1.         Employment of executive officers. Any employment by the Company of an executive officer of the Company so long as:

(A)         the related compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K as promulgated by the Securities and Exchange Commission (“SEC”), which is generally applicable to “named executive officers”; or

(B)         the executive officer is not an immediate family member of another executive officer or director of the Company, the related compensation would be reported in the Company’s proxy statement under Item 402 of Regulation S-K if the executive officer was a “named executive officer,” and the Company’s Compensation Committee approved (or recommended that the Board approve) such compensation.

2.         Director compensation. Any compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K.

3.         Certain transactions with other companies. Any transaction with another company at which a Related Person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s voting interest, if the aggregate amount involved does not exceed the greater of $200,000 and 5% of that company’s total annual revenues.

4.         Certain Company charitable contributions. Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the greater of $200,000 and 5% of the charitable organization’s total annual receipts.

5.         Transactions where all shareholders receive proportional benefits. Any transaction where the Related Person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g. dividends).

6.         Transactions involving competitive bids. Any transaction involving a Related Person where the rates or charges involved are determined by competitive bids.

7.         Certain banking-related services. Any transaction with a Related Person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.